CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

CanArgo Announces Preliminary 2003 Year End Results

February 29, 2004 – Oslo, Norway – CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH) today announced its preliminary results for the year ended December 31, 2003.

Operating Revenues from Continuing Operations increased by 45% to $8,104,780 (2002: $5,575,942). Of this oil and gas sales were $7,881,172, an increase of 89% (2002: $ 4,163,201). Net cash generated by operating activities increased by 144% to $ 3,945,683 (2002: $1,618,952). The increase in revenue was attributable mainly to an increase in oil production at the Ninotsminda Field in Georgia. Total production for 2003 was 704,226 barrels or an average of 1,929 barrels of oil per day (bopd). This is a 142% increase on the total production over 2002 which was 292,289 barrels or an average of 807 bopd. The Company posted a net loss of $7,006,994 in 2003 compared to a net loss of $5,323,033 in 2002. The net loss in 2003 includes a non-cash charge of $ 4,126,151 for the write-down of its Ukraine projects as CanArgo prepares to exit the country having decided to focus its efforts primarily on its production, development and appraisal projects in Georgia. The net loss also includes another non-cash charge of $1,354,895 for impairment of assets.

Summary of Operations:

Year end gross total proved oil reserves at the Ninotsminda Field were 6.762 million barrels (MMbbl) up 63% from 2002’s 4.15 MMbbl. Over the same period, gross total proved natural gas reserves, on an energy equivalent basis, decreased from 1.34 million barrels of oil equivalent (MMboe) to 0.51 MMboe.

The significant increase in recoverable oil reserves results primarily from the completion of a dynamic reservoir model during the year and the implementation of a successful development program based on horizontal drilling. However, recovery of these reserves is dependent on application of optimal production levels for the Ninotsminda wells and further application of horizontal drilling techniques. Independent petroleum engineering specialists recommend that the optimal long-term production rate for horizontal wells be of the order of 500 bopd. In order to maximise productivity and recoverability from the field, wells are being choked back to the approximate recommended levels while it is planned that future horizontal wells should be drilled under-balanced (i.e. producing whilst drilling). This requires a specialist unit, and discussions are underway with several international service companies who supply such equipment.

Once this unit is on the field, several additional horizontal wellbores will be drilled. These include N22H and N30H, which were previously planned to be drilled using conventional drilling techniques. A second horizontal well (N100H2 – east horizontal) will be drilled from the N100 wellbore, and a decision is currently being made as to whether this will be drilled using conventional techniques (CanArgo Rig#2 is mobilised to the well), or using under-balanced coiled tubing drilling. The N100H1 (west horizontal), which is currently producing approximately 500 bopd, was drilled from the N100 well in 2003. CanArgo believes that the planned N100H2 (east horizontal) will be the first multilateral well to be drilled in the Caucasus. A new well (N99) is included in the program; this well will be designed so as to have up to three multilateral horizontal wells drilled from it. These will be drilled into the eastern part of the field, an area that is largely undeveloped. As it will take up to three months to contract a suitable under-balanced drilling unit and mobilise this to Georgia, the advancement of the horizontal program is being rescheduled until such a unit is in place.

CanArgo would also like to utilise the same under-balanced drilling unit on its recently acquired Samgori Field (in which CanArgo is acquiring a 50% interest in the Samgori Block XIB Production Sharing Contract (PSC) and in the field operator). The Samgori complex (which has produced over 180 MMbbl of oil to date at rates up to 70,000 bopd) is a continuation of the Ninotsminda structure and the primary reservoir is the same fractured Middle Eocene sequence as Ninotsminda, but in Samgori it is thicker and better quality with wells being generally much more productive. It is planned to exploit the remaining reserves through the implementation of a horizontal development program which will include drilling of up to ten horizontal well bores. The remaining recoverable reserves for Samgori have not yet been independently assessed, but estimates made by Georgian Oil indicate significant potential, suggesting that only some 32% of the estimated 550 MMbbl of original oil-in-place in the main part of the field have so far been recovered. CanArgo hopes to commence the first horizontal borehole on the Samgori Field in May as an integrated part of the under-balanced drilling program. On completion of the acquisition (which is expected to be within the next two months), CanArgo will be entitled to its pro rata share of the approximately 700 bopd currently being produced from the field. Oil has also been produced from the Upper Eocene sequence in Samgori, and further potential exists in this sequence, as well as the Lower Eocene which has produced natural gas. Within the Block XIB gas has also been discovered (but not fully evaluated) in the Cretaceous, and several structures in CanArgo’s current acreage extend into the block.

On the Manavi M11 discovery, the collapse of the producing tubing due to pressure during testing caused the premature termination of the production test on the well. Prior to this, during the initial clean-up flow, good flow rates were observed, although unmetered, with 34.4º API being recovered, but because of the collapse of the production tubing flow rates could not be measured. Nevertheless, CanArgo believes that the M11 Cretaceous oil discovery has potential to be one of the most significant oil discoveries made recently in the Southern Caucasus. Over 150 metres (490 feet) of hydrocarbon bearing Cretaceous limestone reservoir was encountered, with the top at 4,348 metres (14,265 feet). Regional outcrop studies indicate this reservoir unit to be over 300 metres (~1,000 feet) thick. No oil-water contact was indicated in the well. However the Manavi M7 well, drilled to the south of the M11 location, encountered hydrocarbons in the Cretaceous limestone sequence over 1,300 metres (4,265 feet) deeper, before this well was abandoned without testing being completed. In M11, the shallower Middle Eocene sequence also had hydrocarbon indications, and awaits testing. This is some 1,000 metres (3,280 feet) deeper than the currently assumed oil-water contact for eastern Ninotsminda, and may indicate deeper oil in this area. Work to retrieve the damaged tubing from M11 and continue the testing program was delayed due to sourcing the necessary equipment from outside Georgia but CanArgo should be ready to recommence operations within the next month. However, it is entirely possible that the well will need to be sidetracked to complete the evaluation of the discovery. Utilisation of under-balanced drilling, which we would expect to be available within three months, could provide the most cost effective method to achieve this. Regardless of the continuation of the testing on the M11 discovery, CanArgo plans to move ahead quickly with appraisal of Manavi. An appraisal well location has been chosen, and discussions are underway to commence drilling this appraisal well (M12) in June/July of this year. Some additional seismic is required to firm up the location for the second appraisal well, but CanArgo would hope that this well could commence before the end of the year, while at the same time implementing an early production scheme for the field.

The Norio exploration well, MK72, which is being funded by our farm-in partner, is currently drilling ahead at a depth of 3,839 metres (12,591 feet). The total depth of this well is planned at 5,000 metres (16,400 feet), and is targeting a large Middle Eocene structure of similar size to the adjacent Samgori Field. The Middle Eocene target is prognosed at a depth of approximately 4,250 metres (13,940 feet), and this reservoir is expected to be even thicker than in Samgori, with production rates in excess of 10,000 bpd being obtained from thermal water wells drilled on the block in the past. This is an important well as several additional high potential prospects exist on trend within the licence area.

Additional near term exploration potential also exists in appraisal of the West Rustavi R16 Cretaceous gas discovery made by Georgian Oil in Soviet times. Mapping shows a sizable structural closure up-dip of this discovery well, which offers potential for future appraisal drilling.

CanArgo has now effectively withdrawn from Ukraine in order to focus on its Georgian activities due to the better business environment and exploration and production potential in Georgia. CanArgo’s interest in Boryslaw Oil Company was sold in 2003, and the Company is close to a disposal of its interest in the Bugruvativske JIPA.

Dr David Robson, Chairman, President and Chief Executive Officer commented;

“Our results are in line with our expectations. We have delivered a strong increase in revenue and net cash generated from operating activities. The decision at the end of last year to leave Ukraine and focus on our projects in Georgia has resulted in a one-off write-down of the assets there, but we believe it now puts us in a stronger position to move forward and focus our attention on where we believe the best opportunities lie for short term growth in both cash flow and profitability and in terms of upside potential. Our successful horizontal development program on the Ninotsminda Field has significantly boosted our production and revenues. It has also allowed us to book significant additional recoverable reserves.

2003 was also a good year for exploration. We discovered oil at Manavi and resumed drilling at Norio. I am extremely pleased with our Manavi Cretaceous discovery, which looks very promising and indeed could be one of the most exciting discoveries in this area in recent years. The Cretaceous limestone sequence is a world-class reservoir and has produced at good rates in the neighbouring Northern Caucasus, as well as in other parts of the world such as the North Sea. We look forward to fully testing and appraising this discovery in the near future. At the same time, the Norio well is drilling ahead and should be finished in the next three months. Georgian Oil, who farmed into this well, described Norio as <<the best exploration prospect in Georgia>>, and have shown their confidence in this by financing the farm-in.”

Dr Robson added; “Our recent acquisition of the Samgori Field enhances our production and development portfolio whilst also securing further attractive acreage in the Kura basin, the most prolific production and exploration area in Georgia. Samgori may contain potentially significant remaining oil reserves that we believe to be best exploited by utilizing horizontal drilling. In the short term, this acquisition will give us an immediate increase in production and can be integrated with our Ninotsminda development program. We are now in an extremely strong position with a large acreage position surrounding Tbilisi, and there is significant synergy between our production operations on Ninotsminda, development of Samgori, and of course our exploration and appraisal program. Based on our current program we are firmly on track to meet our previously stated year end production target of 5,000 bopd.

CanArgo continues to be the most active exploration and production company in Georgia, having produced two-thirds of Georgia’s oil production in 2003, and we have recently received the full support of the new Georgian government for our ongoing operations and future plans. The company is confident in moving forward with an aggressive appraisal program on Manavi, development of the newly acquired Samgori Field, and, of course, with the ongoing horizontal development program on Ninotsminda. In addition, further significant exploration and appraisal projects exist on CanArgo’s current acreage, and the company has identified additional prospectivity in adjacent acreage which is coming up for licensing in the near future. While the capital program on Ninotsminda, the initial development of Samgori and the testing of the Manavi discovery is largely provided for through existing cash flow and the recently secured $20 million facility from Cornell Capital Partners LP, the company may need access to additional capital for the further appraisal, development and exploration activities in Georgia. As such, to ensure future development of the business, the company needs to be in a position to act quickly when opportunities arise. Based on this, CanArgo has recently announced that it wishes to increase its authorised share capital from 150 million to 300 million shares. This is in parallel with the application for listing of the company’s shares on the American Stock Exchange in

New York. The Directors recommend that shareholders support this increase in share capital at the Special General Meeting to be held on March 23, 2004.”

CanArgo reminds interested parties that it is holding a briefing meeting on these results at the Hotel Continental, Stortingsgaten 24/26, Oslo, Norway at 10:30 am on Tuesday March 2, 2004.

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation, Julian Hammond
Tel:	+44 1481 729 980
Fax:	+44 1481 729 982
Mobile:	+44 7740 576 139
e-mail:	info@canargo.com

CanArgo Energy Corporation
Preliminary Results for the Year and Three Month Period Ended December 31, 2003

Consolidated Statement of Operations
Expressed in United States dollars

	Unaudited		Unaudited
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2003	2002	2003	2002
Operating Revenues from Continuing Operations:
Oil and gas sales	$2,609,298	$1,003,351	$7,881,172	$4,163,201
Other	—	14,588	223,608	1,412,741

	2,609,298	1,017,939	8,104,780	5,575,942

Operating Expenses:
Field operating expenses	47,101	396,614	1,051,905	1,537,917
Direct project costs	338,174	270,380	1,028,682	1,428,638
Selling, general and administrative	1,372,397	948,310	3,394,392	3,652,262
Non cash stock compensation expense	—	—	276,507	—
Depreciation, depletion and amortization	711,073	715,594	3,071,353	2,316,921
Impairment of oil and gas properties	4,126,151	1,600,000	4,126,151	1,600,000
Impairment of other assets	1,354,895	—	1,354,895	—
Loss on disposition of assets	47,835	10,725	47,835	10,725

	7,997,626	3,941,623	14,351,720	10,546,463

Operating Loss from Continuing Operations	(5,388,328)	(2,923,684)	(6,246,940)	(4,970,521)

Other Income (Expense):
Interest, net	(14,339)	703	(35,386)	32,413
Other	(390,125)	69,538	(476,323)	(654,850)
Equity income (loss) from investments	(63,545)	(50,425)	65,544	86,059

Total Other Income (Expense)	(468,009)	19,816	(446,165)	(536,378)

Loss from Continuing Operations Before Minority Interest and Taxes	(5,856,337)	(2,903,868)	(6,693,105)	(5,506,899)
Minority interest in (income) loss of consolidated subsidiaries	(531,007)	10,286	(507,848)	7,986

Loss from Continuing Operations	(6,387,344)	(2,893,582)	(7,200,953)	(5,498,913)
Net Income from Discontinued Operations, net of taxes and minority interest	66,648	(2,178)	141,887	171,212
Cumulative effect of change in accounting principle	—	—	41,290	—

Net Loss	$(6,320,696)	$(2,895,760)	$(7,017,776)	$(5,327,701)

Other Comprehensive Income:
Foreign currency translation	23,052	(93,270)	10,782	4,668

Comprehensive Loss	$(6,297,644)	$(2,989,030)	$(7,006,994)	$(5,323,033)

Weighted average number of common shares outstanding	103,790,989	97,356,206	99,432,000	96,643,744

Net Loss Per Common Share – Basic and Diluted Before Cumulative
Effect of Change in Accounting Principle
— from continuing operations	$(0.06)	$(0.03)	$(0.07)	$(0.06)
— from discontinued operations	$0.00	$(0.00)	$0.00	0.00

Net Loss Per Common Share – Basic and Diluted	$(0.06)	$(0.03)	$(0.07)	$(0.06)

CanArgo Energy Corporation
Preliminary Results for the Year and Three Month Period Ended December 31, 2003

Consolidated Balance Sheet
Expressed in United States dollars

	Unaudited
	As of
	December 31,	December 31,
	2003	2002
Cash and cash equivalents	$3,472,252	$1,598,304
Assets held for sale	10,422,957	8,095,947
Other current assets	1,898,685	879,834
Capital assets	57,887,674	59,702,525
Investments in and advances to oil and gas and other ventures – net	75,000	459,308
Goodwill	657,922	-

Total Assets	$74,414,490	$70,735,918

Liabilities held for sale	3,920,552	2,351,965
Other current liabilities	7,919,969	2,637,041
Provision for future site restoration	152,000	122,290
Minority interest in subsidiaries	5,251,844	3,519,342
Stockholders’ equity	57,170,125	62,105,280

Total liabilities and stockholders’ equity	$74,414,490	$70,735,918

CanArgo Energy Corporation
Preliminary Results for the Year and Three Month Period Ended December 1, 2003

Consolidated Statement of Cash Flows
Expressed in United States dollars

	Unaudited
	December 31,	December 31,
	2003	2002
Operating activities:
Loss from continued operations	(7,200,953)	(5,498,913)
Non cash stock compensation expense	276,507	—
Depreciation, depletion and amortization	3,071,353	2,316,921
Impairment of oil and gas properties	4,126,151	1,600,000
Impairment of other assets	1,354,895	—
Equity income from investments	(65,544)	(86,059)
Loss on disposition of assets	47,835	10,725
Allowance for doubtful accounts	70,000	275,000
Minority interest in (loss) income of consolidated subsidiaries	507,848	(7,986)
Changes in assets and liabilities:
Accounts receivable	(25,436)	1,425,776
Inventory	(282,869)	219,994
Prepayments	54,767	29,713
Other current assets	(30,581)	(13,578)
Accounts payable	(369,130)	43,535
Deferred revenue	2,228,899	1,500,000
Income taxes payable	36,500	—
Accrued liabilities	145,442	(196,176)

Net cash generated by operating activities	3,945,683	1,618,952

Investing activities:
Capital expenditures	(4,983,373)	(10,995,518)
Proceeds from disposition of assets	—	—
Acquisitions, net of cash acquired	—	(50,000)
Proceeds from disposition of investments	1,000,000	13,435
Repayments from (Investments in and advances to) oil and gas and other ventures	(550,148)	346,059
Advance proceeds from the sale of CanArgo Standard Oil Products	1,443,729	—
Advance proceeds from the sale of CanArgo Petroleum Refining Limited	301,195	—
Change in non cash working capital items	(804,732)	1,994,376

Net cash used in investing activities	(3,593,329)	(8,691,648)

Financing activities:
Proceeds from sale of common stock	—	1,790,948
Share issue costs	—	(162,215)
Minority shareholder advances	—	—
(Repayment of) Advances from minority interest	641,837	1,546,137
Advances from joint venture partner	1,427,612	—
Proceeds from loans	68,681	—

Net cash provided by financing activities	2,138,130	3,174,870
Net cash flows from assets and liabilities held for sale	(616,536)	(394,908)
Net increase (decrease) in cash and cash equivalents	1,873,948	(4,292,734)
Cash and cash equivalents, beginning of period	1,598,304	5,891,038

Cash and cash equivalents, end of period	$3,472,252	$1,598,304